Exhibit  12.1
                                                                       6/26/02


                              ALABAMA POWER COMPANY

            Computation of ratio of earnings to fixed charges for the
                       five years ended December 31, 2001
                       and the year to date March 31, 2002



                                                                                                                        Three
                                                                                                                       Months
                                                                                                                        Ended
                                                                               Year ended December 31,                March 31,

                                                        1997         1998         1999         2000         2001         2002

                                                       ---------------------------Thousands of Dollars-------------------------

EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:

Earnings Before Interest and Income Taxes             $840,108     $896,380     $903,557     $962,223     $925,031     $186,165
      AFUDC - Debt funds                                 4,855        4,664       11,010       20,197        9,569        1,999
         Earnings as defined                          $844,963     $901,044     $914,567     $982,420     $934,600     $188,164
                                                      =========    =========    =========    =========    ========     =========
FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:

   Interest  on long-term  debt                       $169,536     $194,559     $193,968     $222,530     $220,627     $53,600
   Interest on interim  obligations                     22,787       11,012        9,865       10,759       14,638         512
   Amort of debt disc, premium  and expense, net         9,657       42,506       11,171       11,668       11,740       3,145
   Other interest  charges                              42,381       40,445       39,819       38,661       35,129       6,672
         Fixed charges as defined                     $244,361     $288,522     $254,823     $283,618     $282,134     $63,929
                                                      =========    =========    =========    =========    =========    ========

RATIO OF EARNINGS TO FIXED CHARGES                        3.46         3.12         3.59         3.46         3.31        2.94
                                                          ====         ====         ====         ====         ====        ====


Note: The above figures have been adjusted to give effect to ALABAMA Power
      Company's 50% ownership of Southern Electric Generating Company.